Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MEI Pharma, Inc.

San Diego, California 92130

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 17, 2013, relating to the financial statements of MEI Pharma, Inc., which comprise the balance sheets as of June 30, 2013 and 2012 and the related statements of operations, stockholders’ equity, and cash flows for each of the years ended June 30, 2013 and 2012 and for the period from inception (December 1, 2000) to June 30, 2013, and the related notes to the financial statements, appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
La Jolla, California

October 25, 2013